UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  August 1, 2007

SPIRIT FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	01-32386	20-0175773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14631 N. Scottsdale Road, Suite 200
Scottsdale, Arizona  85254
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 606-0820

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.  Entry into a Material Definitive Agreement.

On August 1, 2007, Spirit Finance Corporation (the “Company”) completed its merger (the “Merger”) with Redford Merger Co. (“Merger Sub”) and the other transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 12, 2007, by and among the Company, Redford Holdco, LLC (“Redford”) and Merger Sub (the “Merger Agreement”). The Company is the surviving corporation in connection with the Merger and is a subsidiary of Redford.  Under the terms of the Merger Agreement, holders of the Company’s common stock are entitled to receive $14.50 in cash for each share of common stock issued and outstanding and held by such holders immediately prior to the effective time of the Merger, in each case without interest and less applicable withholding taxes (the “Merger Consideration”).

In connection with the Merger, on August 1, 2007, Merger Sub entered into an $850 million credit agreement (the “Credit Agreement”) with Redford, other guarantor parties listed in the Credit Agreement, the lenders, and Credit Suisse, Cayman Islands Branch (“Credit Suisse”), as administrative and collateral agent.  Immediately following the closing of the Merger, the Company assumed all obligations of Merger Sub under the Credit Agreement and became party to the Credit Agreement pursuant to an assumption agreement.  The proceeds from the Credit Agreement were used to partially fund the Merger Consideration, and the Company, through its assumption of the Credit Agreement, has agreed to secure all of its obligations under the Credit Agreement by granting to the collateral agent, for the benefit of the secured parties, a first priority security interest in various specified collateral of the Company and its subsidiaries.

In connection with the Merger, the Company terminated its revolving, secured credit facility with Citigroup Global Markets Realty Corp. on August 1, 2007. The facility was structured as a Master Repurchase Agreement dated as of October 13, 2006, between the Company, certain subsidiaries of the Company and Citigroup Global Markets Realty Corp. The facility permitted a total borrowing capacity of $400 million, with the borrowings secured with repurchase arrangements related to mortgage loans on real estate properties owned by a subsidiary of the Company as well as equity interests in certain wholly-owned, special purpose, bankruptcy remote subsidiaries of the Company that have issued long-term debt in connection with the Company’s Master Funding securitization conduit.

On August 1, 2007, in connection with the Merger, the Company entered into a $400 million revolving secured credit facility with Alpine Securitization Corp., an affiliate of Credit Suisse. The facility is structured as a master loan repurchase arrangement and the Company’s borrowings under the facility will be secured by mortgages on specific properties owned by the Company or acquired in the future and pledged as collateral under the facility. The facility is a revolving facility and allows the Company to continually borrow under the facility, subject to maximum limits, during its one year term and does not have any prepayment penalties. The facility contains customary financial and restrictive covenants for borrowings of that type.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger on August 1, 2007, each of Morton H. Fleischer, Christopher H. Volk, Linda J. Blessing, Ph.D, Willie R. Barnes, Esq., Dennis E. Mitchem, Paul F. Oreffice, Jim Parish, Kenneth B. Roath, Casey J. Sylla and Shelby Yastrow resigned from the board of directors of the Company.

Item 1.02.  Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.02.

Item 2.03.  Creation of Direct Financial Obligation

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 5.01.  Changes in Control of Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.01.

Item 5.02.  Departure of Directors

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT FINANCE CORPORATION

Date: August 7, 2007	By:	/s/ Catherine Long
Catherine Long,
Chief Financial Officer